Exhibit 99.1

Contact

Media/Analysts/Investors:

Sailash Patel

919.456.7814

sailash.patel@furiex.com

Furiex Reports Third Quarter 2013 Financial Results

Third Quarter 2013 Highlights:

●	Milestone revenue of $10.0 million for third quarter 2013.

●	Royalty revenue of $5.6 million, an increase of $2.6 million (86%) from second quarter 2013.

●	Cash and cash equivalents balance of $34.7 million as of September 30, 2013.

●

Secured an additional $17.0 million in capital by restructuring our existing credit facility to provide $2.0 million in additional funding and entered into a new loan agreement with our chairman for $15.0 million.

●

Takeda Pharmaceutical Company Limited (Takeda) received European Marketing Authorization for VIPIDIA™ (alogliptin) and fixed-dose combinations VIPDOMET™ (alogliptin and metformin) and INCRESYNC™ (alogliptin and pioglitazone).

Recent Events:

●	In October 2013, the Menarini Group (Menarini) confirmed the launch of Priligy® in the United Kingdom. The Company is entitled to receive a $5.0 million milestone payment related to this launch.

MORRISVILLE, N.C. (November 5, 2013) - Furiex Pharmaceuticals, Inc. (NASDAQ: FURX) today reported its financial and operating results for the quarter ended September 30, 2013.

Total revenues were $15.6 million for the quarters ended September 30, 2013 and 2012. Milestone revenue for the third quarter of 2013 related to a $10.0 million milestone from Takeda upon receipt of European marketing authorization for alogliptin and related products in September 2013. Milestone revenue for the third quarter of 2012 related to a $10.0 million milestone from Menarini upon the closing of the new license agreement related to Priligy in July 2012.

Furiex recorded third quarter royalty revenue of $5.6 million in both 2013 and 2012. Royalty revenue included royalties related to alogliptin and related product sales in Japan and the United States, and Priligy sales in various countries outside of the U.S.

Research and development expenses were $19.9 million for the quarter ended September 30, 2013, compared to $14.8 million for the same period in the prior year. The level of research and development expense during the current quarter relate primarily to the clinical trial and manufacturing costs associated with the continued development of eluxadoline.

Third quarter selling, general and administrative expenses were $3.2 million for both 2013 and 2012. Selling, general and administrative expenses relate to Company overhead costs, employee compensation and related benefit expenses, professional fees, public company costs and non-cash share based compensation expense, including the mark-to-market adjustment for non-vested consultant options.

Interest expense of $1.1 million for the quarter ended September 30, 2013 related entirely to our loan agreement with MidCap Financial LLC and Silicon Valley Bank.

Net loss was $8.7 million for the third quarter of 2013, compared to a net loss of $3.3 million for the third quarter of 2012. The changes in net loss during the third quarter of 2013, as compared to the same period in the prior year, relates primarily to the changes in revenues and expenses previously discussed.

Net loss per basic and diluted share for the third quarter of 2013 was $0.85, compared to net loss per basic and diluted share of $0.33 for the third quarter of 2012.

“We are pleased that our Phase III program for eluxadoline remains on track with top line results of the efficacy endpoints for these studies still expected in the first quarter of 2014,” said June Almenoff, M.D., Ph.D., president and chief medical officer of Furiex. “We have also recently completed the key Phase I and preclinical studies needed to support the NDA submission.”

Fred Eshelman, Pharm.D., chairman of Furiex, added, “We continue to make steady progress on several fronts, including the recent marketing approval of the alogliptin family of products in the EU and the associated $10.0 million milestone, a restructure of our existing debt, $15.0 million in new debt financing and new launches for Priligy. We believe we are well-positioned as we progress towards the topline data readout for eluxadoline Phase III studies.”

Furiex will conduct a live conference call and webcast Wednesday, November 6, 2013, at 9:00 a.m. ET to discuss its third quarter 2013 results and financial outlook for 2013 as well as provide an overview of its business and pipeline. A Q&A session will follow. All interested parties can access the webcast through the Presentations & Events link in the Investors section of the Furiex website at www.furiex.com. The webcast will be archived shortly after the call for on-demand replay. The conference call will be broadcast live over the Internet and will also be available using the following direct dial numbers:

Participant dial-in:	+1.877.677.9122 (U.S./Canada)
+1.708.290.1401 (International)

Conference ID:	74974988

About Furiex

Furiex Pharmaceuticals is a drug development collaboration company that uses innovative clinical development design to accelerate and increase value of drug development programs by advancing them through the drug discovery and development process in a cost-efficient manner. Our drug development programs are designed and driven by a core team with extensive drug development experience. The Company collaborates with pharmaceutical and biotechnology companies and has a diversified product portfolio and pipeline with multiple therapeutic candidates, including one Phase III-ready asset, two compounds in Phase III development, one of which is with a partner, and four products on the market. The Company's mission is to develop innovative medicines faster and at a lower cost, thereby improving profitability and accelerating time to market while providing life-improving therapies for patients. For more information, visit www.furiex.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Furiex attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: continuing losses and our potential need for additional financing; the risks and expense of continuing the research and development activities of our existing compounds; the risk of finding a collaborator for our late-stage compounds; progress of compounds in clinical trials and regulatory approvals as it relates to receiving future milestone payments; inability of our existing collaborators to effectively market approved products for which we receive royalty and sales-based milestone payments; changes in the safety and efficacy profile of our existing compounds as they progress through research and development; potential changes to regulatory guidance by regulatory agencies such as the U.S. Food and Drug Administration and the European Medicines Agency; new collaborative agreements that we might enter into in the future; the costs of defending any patent opposition or litigation necessary to protect our proprietary technologies; and the other risk factors set forth from time to time in the SEC filings for Furiex, copies of which can be found on our website.

FURIEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2013	2012	2013
Revenue:
Milestones	$10,000	$10,000	$20,000	$40,000
Royalties	5,577	5,550	11,297	17,865
Total revenue	15,577	15,550	31,297	57,865
Research and development expenses	14,798	19,895	54,919	67,309
Selling, general and administrative expenses	3,209	3,197	8,732	10,306
Depreciation and amortization	22	8	64	50
Total operating expenses	18,029	23,100	63,715	77,665
Operating loss	(2,452)	(7,550)	(32,418)	(19,800)
Interest expense	837	1,107	1,386	3,319
Other income, net	—	—	—	93
Loss before provision for income taxes	(3,289)	(8,657)	(33,804)	(23,026)
Provision for income taxes	(3)	26	9	147
Net loss	$(3,286)	$(8,683)	$(33,813)	$(23,173)

Net loss per basic and diluted share	$(0.33)	$(0.85)	$(3.39)	$(2.29)

Weighted-average shares used to compute net loss per basic and diluted share	10,015	10,174	9,974	10,110

FURIEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	December 31,	September 30,
	2012	2013
Assets
Current assets:
Cash and cash equivalents	$25,718	$34,668
Accounts receivable, net	11,745	15,598
Prepaid expenses	320	568
Total current assets	37,783	50,834
Property and equipment, net	118	94
Investments	7,500	—
Deferred financing costs	238	1,640
Goodwill	49,116	49,116
Total assets	$94,755	$101,684

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$6,604	$15,558
Accrued expenses	10,230	6,033
Current portion of long-term debt	5,405	5,880
Total current liabilities	22,239	27,471
Long-term debt, net	34,595	36,120
Long-term debt, related party, net	—	15,000
Other long-term liabilities	324	528
Total liabilities	57,158	79,119

Common stock, $0.001 par value, 40,000,000 shares authorized; 10,015,297 and 10,371,155 shares issued and outstanding, respectively	10	10
Preferred stock, $0.001 par value, 10,000,000 shares authorized; no shares issued or outstanding	—	—
Paid-in capital	164,577	172,718
Accumulated deficit	(126,990)	(150,163)
Total shareholders’ equity	37,597	22,565
Total liabilities and shareholders’ equity	$94,755	$101,684